EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                             INFOCROSSING ANNOUNCES
                  $60 MILLION CONVERTIBLE SENIOR NOTE OFFERING

LEONIA, NJ. (JUNE 23, 2004) - INFOCROSSING, INC. (NASDAQ: IFOX), a provider of selective IT and business processing solutions, announced today that it proposes to make a private offering of $60 million aggregate principal amount of Convertible Senior Notes due 2024. The initial purchaser will also have a 30-day option to purchase up to an additional $12 million of such notes. Net proceeds from the private offering will be used to repay approximately $40 million of outstanding indebtedness which currently bears an interest rate of 9%, to fund potential acquisitions and for general corporate purposes. The exact timing and terms of the financing will depend upon market conditions and other factors.

The notes will be convertible, subject to certain conditions, at the option of the holder prior to maturity, into shares of the Company's common stock at a specified conversion price, subject to certain adjustments. The Company will have a call option, pursuant to which it may redeem the securities, in part or in whole, on or after July 15, 2009, at 100% of the principal amount, in accordance with conditions specified in the offering memorandum. The notes will also be callable at the Company's option, on or after January 15, 2007 until July 15, 2009, if the stock trades above specified thresholds and upon the payment of a specified make-whole premium.

Offers and sales of the notes will be made only in the United States to qualified institutional buyers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Neither the notes nor the shares of the Company's common stock into which they will be convertible have been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT INFOCROSSING, INC.

Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.

SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of ITO Acquisition Corporation d/b/a Systems Management Specialists; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.
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